UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2015

Synergy Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35268	33-0505269
(State or other jurisdiction	(Commission	IRS Employer
of incorporation or organization)	File Number)	Identification No.)

420 Lexington Avenue, Suite 2012

New York, NY 10170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 297-0020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2015,  Synergy Pharmaceuticals Inc. (the “Company”) hired Gary L. Sender, as Executive Vice President and Chief Financial Officer.  Mr. Sender entered into an employment agreement with the Company pursuant to which he will receive $355,000 in base salary, an annual target bonus of 40% of base compensation and 375,000 incentive stock options, which vest in equal amounts over the next three years on the anniversary of the date of grant.

Mr. Sender has over 25 years of financial leadership experience in the pharmaceutical and biopharmaceutical industries, most recently at Shire plc. From 2009-2015, Mr. Sender served as Senior Vice President, Finance supporting its Specialty Pharmaceuticals business and subsequently its  Global Commercial businesses.  He was responsible for financial management and support of all commercial areas of Shire’s $6 billion Specialty Pharmaceutical and Rare Disease businesses, including the Gastroenterology Business Unit, with an emphasis on resource allocation, financial forecasting, business cases and M&A. Prior to joining Shire, he was the founding CFO of Tengion — a biotechnology company in the field of Regenerative Medicine. Mr. Sender spent 15 years in a number of leadership roles within Merck, including Investor Relations, M&A Finance, Treasury and Divisional Financial Management.  Mr. Sender holds a bachelor’s degree in Finance and Information Systems from Boston University and a master’s degree in Industrial Administration (MBA) with a concentration in Finance from Carnegie-Mellon University.

A copy of the press release announcing the hiring of Mr. Sender is attached as Exhibit 99.1 to this report on Form 8-K and is incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)         Exhibits.

99.1	Synergy Pharmaceuticals Inc. Press Release dated November 16, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 2015

SYNERGY PHARMACEUTICALS INC.

	By:	/s/ Gary S. Jacob
Gary S. Jacob, Ph.D.
President and Chief Executive Officer